Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-249220, 333-249221, 333-248270, 333-249230, 333-252556, and 333-252774) of Prudential Annuities Life Assurance Corporation of our report dated March 14, 2022 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 14, 2022